Exhibit 4.20

Rules of the Randgold Resources Limited Co-Investment Plan

Approved by the Company in general meeting

on 3 May 2011 and amended by the Board on

30 January 2012 and on 16 March 2012

RULES OF THE RANDGOLD RESOURCES LIMITED CO-INVESTMENT PLAN

RULES OF THE RANDGOLD RESOURCES LIMITED CO-INVESTMENT PLAN

1.	DEFINITIONS

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Admitted” means:

(a)	admitted to the official list maintained by the FSA and admitted to trading on the London Stock Exchange’s market for listed securities; or

(b)	listed on The NASDAQ Global Select Market; or

(c)	otherwise traded or listed on another stock exchange;

“ADS” means an American Depositary Share representing one fully paid ordinary share in the capital of the Company;

“Allocation” means a conditional award of a specified number of Shares;

“Announcement Date” means any date on which the results of the Group for any period;

“Annual Bonus Plan” means the Randgold Resources Limited Annual Bonus Plan adopted by the Board on 2 May 2011 or such other bonus plan as the Board may adopt and operate in relation to any future Financial Period(s);

“Associated Company” has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988;

“Award” means any Allocation or Option granted in connection with the acquisition or pledging of Investment Shares;

“Award Tax Liability” means an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions and any equivalents or any other amounts which are required to be withheld or accounted for by a Participant’s Employing Company, the Company, any Associated Company of the Company or the Trustees in connection with the grant, holding, exercise and/or vesting of an Award or in connection with a Dividend Accrual Payment;

“Basic Salary” means the cash earnings (excluding bonuses) of the office(s) or employment(s) by virtue of which an Eligible Employee is eligible to participate in the Plan during the period of 12 months ending on the relevant Date of Grant or the last accounting period of the Company, if greater;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the Board;

“Cash Alternative” has the meaning given to it in Rule 12.1;

“Commencement Date” means the date on which the Plan is approved by the Company;

“Company” means Randgold Resources Limited, a company incorporated under the laws of Jersey with registered number 62686;

“Compulsory Acquisition Provisions” means the provisions contained in Articles 116 to 124 of the Companies (Jersey) Law 1991;

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“Condition” means any Performance Condition or any other objective condition determined by the Board on or prior to the Date of Grant of an Award;

“Control” has the meaning given to it by section 995 of the Income Tax Act 2007;

“Date of Grant” means the date on which an Award is granted in accordance with Rule 3.1;

“Dealing Day” means any day on which NASDAQ or as applicable the London Stock Exchange or such other relevant stock exchange is open for the transaction of business;

“Deferred Bonus Amount” means such percentage of an Eligible Employee’s Bonus (as defined in the Annual Bonus Plan) as he is required to apply in the acquisition of Investment Shares for the purposes of this Plan;

“Dividend Accrual Payment” means an amount equal to the aggregate cash amount of the Dividends;

“Dividends” means the aggregate dividends (excluding any related tax credits and any dividend of a special or exceptional nature unless the Board in its absolute discretion determines that it shall be included) which would have been paid to the Participant in respect of the Shares acquired on the exercise or vesting of an Award between the date on which the Award is granted and the date on which an Option first becomes exercisable or the date on which an Allocation vests had those Shares been beneficially owned by the Participant during that period;

“Eligible Employee” means any employee (including an executive director) of any Member of the Group who is required to devote substantially the whole of his working time to his employment or office;

“Employees’ Share Scheme” has the meaning given to it in section 1166 of the Companies Act 2006;

“Employing Company” means the Company or any other Member of the Group or any Associated Company of the Company by which the Participant is or, where the context so admits, was employed;

“Employment” means office or employment with any Member of the Group;

“Exercise Price” means the price at which a Participant may exercise an Option, established in accordance with Rule 8;

“Financial Period” means a period for which a profit and loss account of a company is made up in accordance with the Companies (Jersey) Law 1991;

“Formula” has the meaning given to it in Rule 9.2 as modified for the purposes of Rule 13.1;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000;

“Group” means the Company and its Subsidiaries from time to time;

“Internal Reorganisation” means any compromise, arrangement or offer (including any Specified Event) which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise, arrangement or offer and/or the consideration given for the acquisition of the

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Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company;

“Investment Shares” means Shares which a Participant has agreed to retain under Rule 4.2 as Investment Shares until the commencement of the Option Period or until the Vesting Date as appropriate;

“London Stock Exchange” means London Stock Exchange plc or any successor company or body carrying on the business of London Stock Exchange plc;

“Market Value” means, in relation to a Share on any date:

(a)	at any time at which the ADSs are Admitted for trading on The NASDAQ Global Select Market, the US dollar NASDAQ Official Closing Price per ADS on the Dealing Day immediately preceding that date;

(b)	at any time at which the ADSs are not Admitted for trading on The NASDAQ Global Select Market but the Shares are Admitted to trading on the London Stock Exchange’s market for listed securities, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on the Dealing Day immediately preceding that date;

(c)	at any time at which the ADSs and/or Shares are Admitted to trading on a stock exchange (other than The NASDAQ Global Select Market and the London Stock Exchange’s market for listed securities) such price or quotation derived from such stock exchange as the Board shall determine to be the fair market value on the Dealing Day immediately preceding that date;

(d)	at any time at which neither the Shares nor ADSs are Admitted, the Board’s reasonable opinion of the fair market value on the day immediately preceding that date;

“Member of the Group” means the Company or any one of its Subsidiaries from time to time;

“Model Code” means the Model Code for transactions in securities by directors and certain employees of listed companies issued by the FSA from time to time (or such other code as may replace it), as amended from time to time;

“NASDAQ” means The NASDAQ OMX Group, Inc or any successor company or body carrying on the business of The NASDAQ OMX Group, Inc;

“NASDAQ Official Closing Price” means the NASDAQ Official Closing Price as determined by the NASDAQ Closing Cross;

“Option” means a right to acquire a specified number of Shares at the Exercise Price in accordance with the Rules;

“Option Period” means the period commencing on the latest of:

(a)	the date on which the Board determines that, the Performance Period having expired, any Performance Condition has been satisfied, either in full or in part, in respect of that period or has been waived;

(b)	the date on which the Board determines that any other Condition(s) have been satisfied or waived; and

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(c)	the third anniversary of the Date of Grant of an Option or such later date as the Board may on or before the Date of Grant determine,

and ending on the day preceding the tenth anniversary of the Date of Grant of an Option or such earlier date as the Board may on or before the Date of Grant determine;

“Participant” means any Eligible Employee who has been granted and remains entitled to a Subsisting Award or (where the context admits) the personal representative(s) of any such individual;

“Performance Condition(s)” means any condition or conditions relating to the performance of the Company and/or the Group and/or the Participant determined by the Board on or prior to the Date of Grant of an Award;

“Performance Period” means the period specified by the Board on or prior to the Date of Grant of an Award in respect of which any Performance Condition is to be measured for the purpose of determining whether or to what extent the Performance Condition has been satisfied;

“Personal Data” has the meaning given to that term in section 1(1) of the Data Protection (Jersey) Law 2005;

“Plan” means this plan as governed by the Rules;

“Relevant Period” has the meaning given to that term in Rules 9.2 and 13.1;

“Rules” means these rules as from time to time amended in accordance with their provisions;

“Share” means a fully paid ordinary share in the capital of the Company;

“Specified Event” means any of the following events or, in the case of paragraph (e), date:

(a)	any person obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company or all the shares in the Company which are of the same class as the Shares; or

(b)	the Court sanctions a compromise or arrangement under Article 125 of the Companies (Jersey) Law 1991 (a “Scheme of Arrangement”); or

(c)	any person becomes bound or entitled to acquire Shares under the Compulsory Acquisition Provisions; or

(d)	the Company passes a resolution for summary winding-up; or

(e)	if the Board determines that Awards should be allowed to vest or become exercisable in the event of a proposed demerger of the Company’s business or assets, such date prior to the demerger as the Board shall reasonably determine;

“Subsidiary” means a subsidiary as defined in section 2 and section 2A of the Companies (Jersey) Law 1991;

“Subsisting Allocation” means an Allocation to the extent that it has neither lapsed nor vested;

“Subsisting Award” means a Subsisting Option or a Subsisting Allocation;

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“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Trustees” means the trustees of any employee benefit trust established by the Company or any other Member of the Group for the benefit of directors and/or employees of the Company and/or Group; and

“Vesting Date” means subject to Rules 9.2 and 13.1, the latest of:

(a)	the date on which it is determined that, the Performance Period having expired, in respect of that period, the extent to which any Performance Condition has been satisfied, or has been waived;

(b)	the date on which the Board determines that any other Condition(s) have been satisfied or waived,

save that if such date falls at a time at which the vesting of the Shares would not be permitted under the Model Code, the Vesting Date shall be the first day following such date on which the vesting of the Shares is permitted under the Model Code.

Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision shall be a reference to a UK statutory provision, unless indicated otherwise, and any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2.	COMMENCEMENT AND TITLE

The Plan shall commence on the Commencement Date and shall be known as The Randgold Resources Limited Co-Investment Plan.

3.	GRANT OF AWARDS

3.1	Subject to Rule 4, the Board may from time to time in its absolute discretion grant Awards to such Eligible Employees as it shall in its absolute discretion select provided such Eligible Employees have agreed to retain Investment Shares under Rule 4. No Eligible Employee shall be entitled as of right to have an Award granted to him.

3.2	The number of Shares over which an Award shall be granted shall not exceed such number of Shares as is equal to the number of Investment Shares which a Participant has agreed to retain under Rule 4.

3.3	An Award shall be designated as an Allocation or an Option.

3.4	On or prior to the grant of an Award the Board shall determine the following in relation to such Award:

(a)	the maximum number of Shares which are the subject of such Award;

(b)	the Exercise Price (where relevant);

(c)	the Performance Period to apply to such Award;

(d)	the Performance Condition to be satisfied in respect of the Performance Period;

(e)	subject to Rules 10, 11 and 13, the Vesting Date of such Award; and

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(f)	any other Condition(s) applying to such Award.

3.5	Subject to Rules 3.6 and 3.7 below, an Award may only be granted at the following times:

(a)	within the period of 42 days after the Commencement Date; or

(b)	within the period of 42 days after an Announcement Date; or

(c)	at any time at which the Board resolves that exceptional circumstances exist which justify the grant of an Award.

3.6	No Award may be granted at any time at which a dealing in the Shares would not be permitted under the Model Code.

3.7	No Award may be granted under the Plan later than ten years after the Commencement Date.

3.8	No payment shall be required in consideration for the grant of an Award. The Board shall grant Awards by deed or in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate evidencing the grant of the Award and setting out its terms as specified in Rule 3.4 above and any Condition(s) determined under Rule 3.9 below.

3.9	The Board may grant an Award subject to such Condition(s) (in addition to the Performance Condition) as it in its discretion thinks fit which must (save as otherwise provided in the Rules) be fulfilled before the Award (other than a new award under Rule 13.3) may be exercised or vest (as the case may be). No such Condition(s) may subsequently be varied or waived (save as otherwise provided in the Rules) unless circumstances occur which cause the Board to determine that such Condition(s) shall have ceased to be appropriate whereupon the Board may in its absolute discretion vary or waive such Condition(s) so that any new Condition(s) imposed or any variation are in its opinion fair, reasonable and no more difficult to satisfy than the previous Condition(s).

3.10	Subject to Rule 6 below, an Eligible Employee may be granted any combination of Awards, whether in a single grant or pursuant to a series of grants.

3.11	For the avoidance of doubt, where or to the extent that a Performance Condition has not been satisfied in respect of the Performance Period determined by the Board on the Date of Grant of an Award the Performance Period may not be extended.

3.12	A Participant may within one month following the Date of Grant thereof renounce, release or surrender an Award by notice in writing to the Company. The renunciation shall be effective from the date of receipt of such notice by the Company upon which date the relevant Award shall be deemed never have to have been granted.

4.	INVESTMENT SHARES

4.1	An Award may only be granted to an Eligible Employee who has agreed to retain Investment Shares under this Rule 4 and, where the Board has so determined under the Annual Bonus Plan, such Eligible Employee has acquired Investment Shares using his Deferred Bonus Amount.

4.2	The Board may invite an Eligible Employee who is to be granted an Award to:

(a)	apply monies (and where required to do so using any Deferred Bonus Amount) in the acquisition of Investment Shares and the payment of associated expenses,

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subject to the Company’s share dealing code, the Model Code and any relevant UK or overseas regulation or enactment; or

(b)	otherwise agree to retain Investment Shares.

An Eligible Employee must agree to retain the Investment Shares relating to an Award until the commencement of the Option Period or until the Vesting Date as appropriate.

4.3	The Market Value of the Investment Shares a Participant agrees to retain pursuant to Rule 4.2 shall not in aggregate exceed such percentage of a Participant’s Basic Salary as the Board may determine on or before the making of an invitation under Rule 4.2, such percentage not to exceed 200 per cent., or, where the Board determines that exceptional circumstances exist, 300 per cent.

4.4	Investment Shares shall be held:

(a)	on the Participant’s behalf by a nominee as chosen from time to time by the Board; or

(b)	in such other manner as the Board may determine that will enable it to determine ownership of the Investment Shares.

5.	DIVIDEND ACCRUAL PAYMENT

5.1	The Board may in its absolute discretion determine, on or before the grant of an Award, that the grant of such an Award shall also give the Participant a right to receive a Dividend Accrual Payment on the exercise or vesting of that Award.

5.2	The Dividend Accrual Payment may be paid, at the absolute discretion of the Board:

(a)	in cash, subject to any deductions made in accordance with Rule 5.3 below, as soon as reasonably practicable after the exercise or vesting of the Award; and/or

(b)	in whole or in part by the issue or transfer to the Participant (or his nominee) of that number of Shares which could be subscribed or purchased using the cash amount (or part thereof) of the Dividend Accrual Payment at a price equal to the Market Value of the Shares on the date of payment, in which case the provisions of Rule 11.6 shall apply to the issue or transfer of those Shares.

5.3	Such deductions on account of the Award Tax Liability as may be required by law or as the Board may consider necessary or desirable shall be made from any cash payment under Rule 5.2(a).

5.4	The Board may make any arrangements it considers necessary or desirable for the purposes of recovering any Award Tax Liability arising on the delivery of Shares under Rule 5.2(b) which may include requiring the Participant to remit amounts sufficient to satisfy such liability or selling (on behalf of the Participant) a sufficient number of the Shares so transferred or allotted to realise proceeds sufficient to satisfy such liability.

6.	PLAN LIMITS

6.1	Subject to such adjustments as may be made in accordance with Rule 14, no Award shall be granted on any Date of Grant or any proposed Date of Grant if, as a result:

(a)	the aggregate number of Shares issued or committed to be issued pursuant to Awards made after Admission under the Plan would exceed five per cent. of the issued ordinary share capital of the Company on that Date of Grant; or

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(b)	the aggregate number of Shares issued or committed to be issued pursuant to Awards made after Admission under the Plan and pursuant to grants or appropriations made after Admission during the ten years preceding such Date of Grant under all Employees’ Share Schemes established by the Company would exceed ten per cent of the issued ordinary share capital of the Company on that Date of Grant.

6.2	For the avoidance of doubt:

(a)	Shares which have been the subject of Awards or of rights granted under any other Employees’ Share Scheme which have lapsed shall not be taken into account for the purposes of this Rule 6; and

(b)	Shares issued for the purpose of a Dividend Accrual Payment shall count towards the limits contained in Rule 6.1.

6.3	For the purposes of the limits contained in Rule 6.1, the references to Shares issued or committed to be issued shall include Shares transferred from treasury or committed to be so transferred unless the ABI Guidelines on Executive Remuneration cease to require such Shares to be counted.

7.	NON-ASSIGNABILITY OF AWARDS

An Award may not be transferred, charged, pledged, mortgaged, made subject to a security interest or encumbered in any way whatsoever by a Participant or his personal representative(s). In the event of any breach or purported breach of this Rule, an Award shall lapse forthwith. This Rule 7 shall not prevent the personal representative(s) of a deceased Participant from exercising an Option or from receiving Shares pursuant to a vested Allocation in accordance with the Rules or the law of succession.

8.	EXERCISE PRICE OF AN OPTION

The Exercise Price of an Option shall be determined by the Board not later than the Date of Grant and shall be such an amount (whether expressed as an amount per Share subject to the Option or an amount payable on each exercise of an Option irrespective of the number of Shares in respect of which the Option is exercised) as the Board may in its absolute discretion determine provided that, in the case only of an Option to subscribe for Shares, the Exercise Price per Share shall not be less than the nominal value of a Share.

9.	EXERCISE OF OPTIONS AND VESTING OF ALLOCATIONS

9.1	Save as otherwise provided in the Rules and subject to Rule 11:

(a)	a Subsisting Option shall be exercisable during the Option Period; and

(b)	a Subsisting Allocation shall vest on the Vesting Date,

to the extent that any Condition(s) shall have been fulfilled or waived.

9.2	Subject to Rule 13, if a Participant ceases to hold Employment before the expiry of the Performance Period by reason of:

(a)	death;

(b)	injury, ill-health or disability proved to the satisfaction of the Board;

(c)	redundancy;

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(d)	retirement;

(e)	the company employing the Participant ceasing to be a Member of the Group;

(f)	the business or part of the business to which the Participant’s office or employment relates being transferred to a person who is not a Member of the Group;

(g)	any other reason (other than those set out in Rule 10.1(f)) and the Board in its absolute discretion so permits,

the following provisions shall apply:

(i)	the Performance Period shall be deemed to have ended on the date of cessation of Employment (which reduced period shall be referred to as the “Relevant Period”);

(ii)	a Subsisting Option shall become exercisable on the later of:

(A)	the date on which the Board has determined the number of Shares in respect of which that Option is exercisable pursuant to paragraph (iv) below; and

(B)	the date on which the Board determines that any other Conditions have been satisfied or waived;

and may be exercised within the period of six months (or, in the case of Rule 9.2(a) only, 12 months) from that date;

(iii)	a Subsisting Allocation shall vest on the later of:

(A)	the date on which the Board has determined the number of Shares in respect of which that Allocation vests pursuant to paragraph (iv) below; and

(B)	the date on which the Board determines that any other Condition(s) have been satisfied or waived;

or, if such date falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code; and

(iv)	a Subsisting Option shall be exercisable, and a Subsisting Allocation shall vest, in respect of such number of Shares as is equal to “A” where:

A =	X	PA (the “Formula”) where:
Y

A is the number of Shares in respect of which the Award may be exercised vests;

PA is the number of Shares in respect of which the Award would be exercisable or vest if the Performance Condition were applied to the Relevant Period or, where the Board deems it impracticable to apply the Performance Condition to the Relevant period, such other period as the Board shall determine;

X is the number of days comprised in the Relevant Period; and

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Y is the total number of days which would have been comprised in the Performance Period had the Participant not ceased to be in Employment.

9.3	If a Participant ceases to hold Employment on or after the expiry of the Performance Period for one of the reasons set out in Rules 9.2(a) to (f) inclusive:

(a)	any Subsisting Option may be exercised within the period of six months (or, in the case of Rule 9.2(a) only, 12 months) commencing on the latest of:

(i)	the date of cessation of Employment;

(ii)	the date on which it is determined that the Performance Condition has been satisfied, either in full or in part, in respect of the Performance Period; and

(iii)	the date on which the Board determines that any other Condition(s) have been satisfied or waived; and

(b)	any Subsisting Allocation shall vest on the date which is the latest of the dates referred to in Rule 9.3 (a) (i), (ii) and (iii) or, if such date falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code.

10.	LAPSE

10.1	A Subsisting Award (or portion of a Subsisting Award where relevant), whenever granted, shall lapse and cease to be capable of exercise or vesting upon the earliest to occur of the following:

(a)	in the case of an Option, the expiry of the Option Period;

(b)	the expiry of the Performance Period, if any Performance Condition(s) remain unfulfilled at that date and have not been waived, except that:

(i)	where Performance Condition(s) allow for an Award to be exercisable or vest in part on partial satisfaction of the Performance Condition(s), a Subsisting Award shall lapse only to the extent of the unexercisable or unvested part; and

(ii)	a Subsisting Option which is exercisable pursuant to Rule 9.2 or Rule 13.1 by reference to the Relevant Period rather than the Performance Period shall not lapse on the expiry of the original Performance Period to the extent that it is exercisable under either of those Rules;

(c)	the expiry of any period within which a Condition other than a Performance Condition has to be satisfied in accordance with its terms, if such Condition remains unfulfilled at that date and has not been waived;

(d)	the date on which the provisions under Rule 4.4 of the Annual Bonus Plan are invoked by the Company in respect of such whole number of Shares which is nearest to the number of Investment Shares acquired with a Participant’s Deferred Bonus Amount and clawed back under the Annual Bonus Plan expressed as a fraction of the total number of his Investment Shares (not exceeding 1);

(e)	in the case of a Subsisting Option, the expiry of any of the periods mentioned in Rules 9.2 and 9.3;

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(f)	the date on which the Participant ceases to hold any Employment, or the date on which he gives or is given notice of such cessation for any reason other than those referred to in Rule 9.2(a) to (f) inclusive and the Board has not determined that an Award may be exercised or vest under Rule 9.2(g) above;

(g)	the first to expire of any of the periods mentioned in Rule 13 below including for the avoidance of doubt the expiry of the period of one month specified in Rule 13.3 (subject to any agreement entered into pursuant to Rule 13.3);

(h)	the date upon which the Participant is adjudicated bankrupt or an analogous event occurs;

(i)	any breach or purported breach of Rule 7 by the Participant; and

(j)	any transfer or purported transfer by the Participant of any Investment Shares in respect of the corresponding number of Shares subject to an Award attributable to such Investment Shares.

10.2	Where all or a portion of an Award lapses under Rule 10.1(d), the Participant shall cease to be beneficially entitled to the corresponding number of Investment Shares and the Company shall require the Participant to transfer or procure the transfer of such Investment Shares to such person(s) as it may direct.

11.	MANNER OF EXERCISE OR VESTING

11.1	(a)	a Subsisting Option shall be exercised by the Participant lodging with the Company Secretary at the Company’s registered office (or otherwise as may be notified to Participants from time to time):

(i)	the certificate in respect of the Option to be exercised;

(ii)	a notice of exercise in such form as the Board may from time to time prescribe; and

(iii)	payment (in such manner as the Board shall direct) of the Exercise Price in respect of the Option;

and the date of exercise shall be the date of receipt of such notice and payment or such other date as the Board may have specified in the notice of exercise; and

(b)	a Subsisting Allocation shall vest automatically on the Vesting Date.

11.2	On the vesting of a Subsisting Allocation which is to be satisfied by the issue of new Shares, the Board may require the Participant to pay to the Company the aggregate nominal value of the Shares to be issued in which case such Shares will not be issued pursuant to Rule 11.5 until such payment has been received by the Company.

11.3	An Option may be exercised in whole or in part, provided that any exercise of an Option (other than an exercise which exhausts the Option) shall be in respect of 100 Shares or an integral multiple thereof. Following any exercise of an Option in part (other than an exercise which exhausts the Option), the Participant shall be sent a new Award certificate in respect of the balance of Shares which are the subject of such Option.

11.4	Unless otherwise provided in these Rules, no Award shall be treated as having been exercised or vested unless and until the Board is satisfied that any Condition(s) have been satisfied or partially satisfied in accordance with their terms or have been waived.

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11.5	Subject to the obtaining of any necessary consents and to the terms of any such consent and subject to Rule 11.4, the Board shall within 30 days of the vesting of an Allocation or exercise of an Option cause the Company to allot and issue or procure the transfer of the relevant Shares and send or cause to be sent to the Participant a share certificate (or other evidence of title) for the Shares in respect of which the Award is exercised or has vested.

11.6	Shares issued or transferred pursuant to the Plan will rank pari passu in all respects with Shares then already in issue except that they will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise or vesting of the relevant Award.

11.7	If and for so long as the Shares are Admitted, the Company shall as soon as practicable after any such allotment apply to the FSA and the London Stock Exchange for permission for the same to be Admitted. Any application may be postponed at the Board’s discretion until application can be made in respect of such number of Shares as the Board considers appropriate.

11.8	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Shares from time to time under Subsisting Awards.

11.9	The Company and/or the Employing Company of a Participant and/or the Trustees shall have the right, prior to the delivery of the Shares otherwise deliverable to him on the exercise or vesting of an Award:

(a)	to require the Participant to remit to or at the direction of his Employing Company an amount sufficient to satisfy the Award Tax Liability; and/or

(b)	to reduce the number of Shares otherwise deliverable to the Participant by an amount equal in value to the amount of the Award Tax Liability or sell a sufficient number of the Shares on behalf of the Participant to realise sale proceeds equivalent to the Award Tax Liability and remit such amount to or at the direction of his Employing Company or the Trustees in satisfaction of the liability; and/or

(c)	to deduct the amount of the Award Tax Liability from cash payments otherwise to be made to the Participant.

The Board may make such arrangements and determinations in this regard, consistent with the Rules, as it may in its absolute discretion consider to be appropriate.

12.	CASH ALTERNATIVE

12.1	Where an Option has been exercised or an Allocation has vested and Shares have not yet been allotted or transferred to the Participant, the Board may determine that, instead of allotting or transferring all or some of the Shares to which the Participant is then entitled, it shall pay to the Participant an amount in cash (the “Cash Alternative”) equal to:

(a)	in the case of an Allocation, the Market Value of the relevant number of Shares on the date of vesting; and

(b)	in the case of an Option, the aggregate Market Value of the relevant number of Shares on the date of exercise less the aggregate Option Price payable in respect of those Shares.

12.2	The Cash Alternative, less the amount of any Award Tax Liability, shall be paid to the Participant as soon as reasonably practicable after the Board has determined to make such a payment and shall be in full and final satisfaction of the Participant’s right to acquire the corresponding number of Shares.

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12.3	If the Participant has paid any amount by way of the Exercise Price of an Option or the subscription price for any Shares subject to an Allocation and the Board determines to pay a Cash Alternative, any such sum shall be reimbursed to the Participant.

13.	RECONSTRUCTION, TAKEOVER OR LIQUIDATION

13.1	Subject to Rule 13.4, if a Specified Event occurs before the expiry of the Performance Period, Participants shall be notified and the following provisions shall apply:

(a)	the Performance Period shall be deemed to have ended on the date of the Specified Event (which reduced period shall be referred to as the “Relevant Period”);

(b)	the Board shall determine immediately prior to the date of the Specified Event:

(i)	the number of Shares in respect of which a Subsisting Option is exercisable or a Subsisting Allocation shall vest pursuant to paragraph (e) below; and

(ii)	whether any other Condition(s) have been satisfied or waived;

(c)	if any other Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable immediately following the Specified Event and may be exercised until the earlier of:

(i)	the expiry of the period of six months commencing on the date of the Specified Event; and

(ii)	the expiry of any period during which any person is bound or entitled to acquire Shares under the Compulsory Acquisition Provisions;

in respect of the number of Shares determined under paragraph (b)(i) above;

(d)	if any other Condition(s) have been satisfied or waived, a Subsisting Allocation shall vest:

(i)	immediately following the Specified Event; or

(ii)	if the date of vesting under paragraph (i) above falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code;

in respect of the number of Shares determined under paragraph (b)(i) above; and

(e)	a Subsisting Option shall be exercisable, and a Subsisting Allocation shall vest, in respect of:

(i)	such number of Shares as is equal to “A” where the Formula is applied but the variable “Y” is construed as meaning the total number of days which would have been comprised in the Performance Period had there not been a Specified Event; or

(ii)	where the Board, acting fairly and reasonably, determines that the number of Shares as is equal to “A” (as revised as set out in paragraph (e)(i) above) would be inappropriate in any particular case, such higher number of Shares as it determines provided that number does not exceed the total number of Shares subject to that Option or Allocation.

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13.2	Subject to Rule 13.4, if a Specified Event occurs on or after the expiry of the Performance Period, Participants shall be notified and the following provisions shall apply:

(a)	the Board shall, if it has not already done so, determine immediately prior to the Specified Event:

(i)	whether the Performance Condition has been satisfied, in full or in part, in respect of the Performance Period and the number of Shares in respect of which a Subsisting Option is exercisable or a Subsisting Allocation shall vest; and

(ii)	whether any other Condition(s) have been satisfied or waived;

(b)	if any other Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable immediately following the Specified Event and may be exercised until the earlier of:

(i)	the expiry of the period of six months commencing on the date of the Specified Event; and

(ii)	the expiry of any period during which any person is bound or entitled to acquire Shares under the Compulsory Acquisition Provisions;

in respect of the number of Shares determined by the Board;

(c)	if any other Condition(s) have been satisfied or waived, a Subsisting Allocation shall vest:

(i)	immediately following the Specified Event or

(ii)	if the date of vesting under paragraph (i) above falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code;

in respect of the number of Shares determined by the Board.

13.3	If a company has obtained Control of the Company or has become bound or entitled to acquire Shares as a result of a Specified Event, any Participant may, by agreement with that other company (the “Acquiring Company”), within the period of one month from the date of the Specified Event release any of his Subsisting Awards in consideration of the grant of a new award on such terms as are agreed with the Acquiring Company.

13.4	Rules 13.1 and 13.2 shall not apply in the case of an Internal Reorganisation, unless the Acquiring Company fails to make an offer to Participants to release Subsisting Awards in accordance with Rule 13.3 within one week of obtaining Control or becoming bound or entitled to acquire Shares or the Court’s sanction, in which case Rule 13.1 or Rule 13.2 shall apply as if the Specified Event had occurred on the day following the end of the period of one week mentioned above.

13.5	For the purposes of this Rule 13, other than Rule 13.3 above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

13.6	The vesting of an Allocation or exercise of an Option pursuant to the preceding provisions of this Rule 13 shall be subject to the provisions of Rule 11.

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14.	CAPITAL REORGANISATION

14.1	In the event of:

(a)	any variation in the ordinary share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise; or

(b)	any demerger, dividend in specie or super dividend; or

(c)	any other corporate event which in the reasonable opinion of the Board justifies such an adjustment;

then the number and the nominal value of Shares subject to any Subsisting Awards, the Exercise Price and, where an Award has been exercised or has vested but, as at the date of the variation of capital referred to above, no Shares have been allotted or transferred pursuant to such exercise or vesting, the number of Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate.

14.2	No adjustment under Rule 14.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Shares below the nominal value of a Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

14.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 14.1 and may call in, cancel, endorse, issue or re-issue any award certificate as a result of any such adjustment.

15.	EMPLOYMENT RIGHTS

15.1	The Plan shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any Eligible Employee under the terms of his Employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

15.2	The grant of an Award to a Participant on one occasion is no indication that further Award(s) shall be granted to such Participant.

15.3	No Eligible Employee or Participant shall be entitled to any compensation for any loss which he may suffer as a result of the exercise by the Board, or its failure to exercise, any of the discretions given to it by the Rules even if such exercise, or failure to exercise, constitutes a breach of contract or breach of duty by the Company or by any Member of the Group by whom the Eligible Employee or Participant is employed or gives rise to any other claim whatsoever.

15.4	Neither participation in the Plan nor the grant of an Award shall form any part of a Participant’s remuneration or count as his remuneration for any purpose or be pensionable.

15.5	Participation in the Plan shall be on the express condition that:

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(a)	neither it nor cessation of participation shall afford any Eligible Employee under the terms of his Employment with any Member of the Group any additional or other rights to compensation or damages; and

(b)	no damages or compensation shall be payable in consequence of the termination of such Employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

15.6	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

15.7	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Award held by him consequent upon the lapse for any reason of any Award held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Award or Participant.

15.8	By accepting the grant of an Award, a Participant is deemed to have agreed to the provisions of this Rule 15.

16.	ADMINISTRATION AND AMENDMENT

16.1	The Plan shall be administered under the direction of the Board which may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Plan in any respect provided that:

(a)	no deletion, amendment or addition shall operate to affect adversely in any material way any rights already acquired by a Participant under the Plan without the approval of the majority of the affected Participants first having been obtained;

(b)	no deletion, amendment or addition to the advantage of Participants may be made to any of the provisions of the Plan relating to:

(i)	eligibility;

(ii)	the limitations on the number or amount of Shares, cash or other benefits subject to the Plan;

(iii)	the maximum entitlement for any one Participant;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of Shares, cash or other benefits to be provided under the Plan and for the adjustment thereof (if any) in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of Shares or reduction of capital or any other variation of capital;

except with the prior approval of the Company in general meeting, unless the deletion, amendment or addition is minor and to benefit the administration of the Plan, to obtain or maintain favourable tax, exchange control or regulatory treatment

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for Participants or any Member of the Group or to take into account existing or proposed legislation.

16.2	Notwithstanding anything to the contrary contained in these Rules, the Board may at any time by resolution and without further formality establish further plans or sub-plans to apply in overseas territories governed by rules similar to these Rules but modified to take account of local tax, exchange control or securities laws, regulation or practice provided that any Shares made available under any such scheme shall be treated as counting against any limits on overall or individual participation in the Plan.

16.3	The Board may from time to time make and vary such rules and regulations not inconsistent with the Plan and establish such procedures for the administration and implementation of this Plan as it thinks fit and in the event of any dispute or disagreement as to the interpretation of any such rules, regulations or procedures, the decision of the

Board shall be final and binding upon all persons.

16.4	The Plan, the granting, exercise or vesting of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable national or local laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange or securities association on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercise or vesting of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any national or local law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obliged by virtue of any provision of the Plan to recognise the exercise or vesting of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or vesting and settlement of any Award under this provision shall not extend the term of such Award, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or Shares issuable or transferable thereunder) that shall lapse because of such postponement.

16.5	The Board’s decision on any matter relating to the interpretation of the Rules and any other matters concerning the Plan (including the rectification of errors or mistakes of procedure or otherwise) shall be final and binding.

16.6	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant Member of the Group) or sent through the Company’s internal postal service; and

(b)	to the Company, either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail shall be deemed to have been received at the expiration of 24 hours from when they were sent.

16.7	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Member of the Group to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Member of the Group’s officers or employees.

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16.8	The Company shall maintain all necessary books of account and records relating to the Plan.

16.9	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

16.10	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Shares.

16.11	If any Award certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

16.12	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Shares over which the Option was granted.

17.	DATA PROTECTION

As a condition of the grant of an Award, a Participant consents to the collection, retention, use, processing and transfer (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) of his Personal Data by any Member of the Group, any of their Associated Companies, the trustees of any employee benefit trust, any administrator of the Plan or the Company’s registrars or brokers for the purposes of implementing and operating the Plan.

18.	TERMINATION

The Board or the Company in general meeting may resolve at any time that no Awards or further Awards shall be granted under the Plan and in any event no Awards may be granted under the Plan on or after the tenth anniversary of the Commencement Date provided that this Rule shall not affect the subsisting rights of Participants.

19.	GOVERNING LAW

These Rules shall be governed by and construed in accordance with Jersey law.

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